Exhibit 99.1

News Release

Kimco Realty® Announces Redemption in Full of its 3.400% Senior Notes due 2022

JERICHO, N.Y., February 15, 2022 – Kimco Realty® (NYSE: KIM) (“Kimco Realty” or the “Company”), today announced that it will redeem $500.0 million aggregate principal amount of its 3.400% Senior Notes due 2022 (CUSIP No. 49446R AN9) (the “Senior Notes”), representing all of the outstanding Senior Notes, on March 2, 2022 (the “Redemption Date”). The Senior Notes were issued pursuant to an Indenture, dated as of September 1, 1993 (the “Base Indenture”), between Kimco Realty and The Bank of New York Mellon (as successor in interest to IBJ Schroder Bank & Trust Company), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of August 4, 1994 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 7, 1995 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of June 2, 2006 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of April 26, 2007 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of September 24, 2009 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of May 23, 2013 (the “Sixth Supplemental Indenture”) and the Seventh Supplemental Indenture, dated as of April 24, 2014 (together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), in each case entered into between Kimco Realty and the Trustee.

Pursuant to the terms of the Senior Notes, the redemption price (the “Redemption Price”) will be equal to $1,012.94 for each $1,000 principal amount of Senior Notes redeemed, calculated in accordance with the terms of the Indenture, plus accrued and unpaid interest to, but not including, the Redemption Date. The Company will incur a prepayment charge of approximately $6.5 million, which will impact Net Income and Funds from Operations by approximately ($0.01) each per diluted share during the first quarter of 2022.

A notice of redemption and related materials will be mailed to holders of record of the Senior Notes on February 15, 2022. Holders that hold their Senior Notes through the Depository Trust Company (“DTC”) will be redeemed in accordance with the applicable procedures of DTC. Questions relating to the notice of redemption and related materials should be directed to The Bank of New York Mellon, in its capacity as paying agent for the redemption of the Senior Notes (the “Paying Agent”), at 1-800-254-2826. The address of the Paying Agent is The Bank of New York Mellon, 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT KIMCO REALTY®

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of December 31, 2021, the company owned interests in 541 U.S. shopping centers and mixed-use assets comprising 93.3 million square feet of gross leasable space.

SAFE HARBOR STATEMENT

The statements in this news release state the Company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”) , (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with the Company’s expectations, (ix) the Company’s failure to realize the expected benefits of the merger with Weingarten Realty Investors (the “Merger”), (x) significant transaction costs and/or unknown or inestimable liabilities related to the Merger, (xi) the risk of shareholder litigation in connection with the Merger, including any resulting expense, (xii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the Merger, (xiii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xiv) valuation and risks related to the Company’s joint venture and preferred equity investments, (xv) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xvi) increases in operating costs, (xvii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xviii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (xix) impairment charges, (xx) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xxi) the other risks and uncertainties identified under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by the risks and uncertainties identified under Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the Securities and Exchange Commission.

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CONTACT:

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com